Exhibit 10.4

Memorandum of Understanding
Strategic Partnership Agreement

THIS MEMORANDUM OF UNDERSTANDING ("MOU"), dated this _____ day of __________________, 2011 (the "Effective Date"), by and between Alternative Fuels Americas, Inc. ("AFAI"), a corporation duly organized and existing under the laws of the State of Delaware, trading under the symbol AFAI.PK, with primary offices at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida, 33020, and Bioenergy Solutions of Central America/Isaac Baldizon, ("BSCA/Baldizon"), a company organized under the laws of Costa Rica and its CEO, with their main place of business in Heredia, Costa Rica.

WHEREBY AFAI and BSCNBaldizon wish to finalize and memorialize a strategic partnership agreement that would assign each party with certain obligations and rights, as disclosed herein:

THEREFORE, to the parties agree as follows:

1.          BSCA/Baldizon Obligations

(i)          BSCA/Baldizon shall serve as operational unit of AFAI in Costa Rica assuming responsibilities in developing, organizing, and implementing biodiesel programs as directed by AFAI management.

(ii)         BSCA/Baldizon shall provide AFAI projects in Costa Rica with support in the following areas; arranging for the purchase of wild feedstock (Coyol and Jatropha), securing land for farming, agronomy and the science of the crops, human resources recruitment (project management, scientists, farm workers), equipment selection for crushing and refining, facility operations, and facility human resources.

(iii)        BSCA/Baldizon shall assist AFAI in identifying prospective buyers and securing off- take agreements for the purchase of the Company's biodiesel.

(iv)        BSCA/Baldizon shall also represent AFAI in the biodiesel dialogue in Costa Rica and attend conferences and seminars at the request of AFAI management.

(v)         BSCA/Baldizon shall also seek to bring to the attention of AFAI management opportunities as they may arise for biodiesel acquisitions.

(vi)        BSCA/Baldizon shall introduce AFAI management to land owners, farmers, attorneys, accountants, government officials and other desired contacts at AFAI management request.

2.          AFAI Obligations

(i)          AFAI management shall provide BSCA/Baldizon with all operational plans, mission, timetables, budget, and target results for every program to be implemented.

(ii)          AFAI shall provide BSCA/Baldizon with the management access necessary to coordinate operations and shall set up a communications protocol that will govern contact schedules, decision-making, authorities, and other project management requirements.

(iii)         AFAI shall coordinate with BSCA/Baldizon all planning and execution programs so as to best develop an action plan that realistically reflects operational capacities.

(iv)         AFAI shall provide BSCA/Baldizon with the agreed upon financial resources required to execute the operational objectives as set up by AFAI management and BSCA/Baldizon.

(v)          AFAI shall compensate BSCA/Baldizon through an agreed upon monthly payment and a specified quantity of AFAI shares.

(vi)         AFAI shall deliver all payments, as agreed upon, through the agreed upon channels and according to an agreed upon timetable.

3.          BSCA/Baldizon Rights

(i)          BSCA/Baldizon shall have the right to compensation as agreed upon by the parties and according to the time table mutually established.

(ii)         BSCA/Baldizon shall have the right to participate in AFAI management discussions so as to represent its operational perspective and jointly develop operational protocol.

(iii)        BSCA/Baldizon shall have the right to introduce for consideration employees, business opportunities, and other prospective business matters that are consistent with the AFAI business mandate.

(iv)        BSCA/Baldizon shall have the right to gain involvement in additional AFAI projects outside of Costa Rica, at the discretion of AFAI management.

4.          AFAI Rights

(i)          AFAI has the rights to all knowledge, relationships, contacts, research results, and any and all other beneficial resources BSCNBaldizon has that may advance, enhance or otherwise contribute to the success of all AFAI projects.

(ii)          AFAI has the right to set priorities, establish protocol, drive management processes and serve as final decision-maker.

5.          Scope  This agreement is for all AFAI activities in Costa Rica. The agreement can be extended to additional territories upon mutual agreement of the parties.

6.          Communications.  The parties agree to adhere to a communications schedule to be determined.  The parties recognize that the geographic distance between them requires that they communicate via email, Skype, Facebook and telephone regularly. Furthermore the parties agree to respond to one another's communications within 24 hours.

7.          Compensation.  AFAI will begin compensation to BSCA/Baldizon at the initiation of project activity. Prior to scheduled compensation AFAI will provide funding for select conferences and seminars. The sum of compensation will be correlated to the scope of the project and the services being provided. Compensation will be comprised of a combination of money and AFAI stock.

8.          Exclusivity.  Provided BSCA/Baldizon delivers services to the satisfaction of AFAI, AFAI will consider this agreement to be exclusive and use BSCA/Baldizon for all projects in Costa Rica. BSCA/Baldizon will be exclusive to AFAI, refraining from providing similar services to competing projects.

9.          Option for Acquisition.  AFAI has an interest in acquiring BSCA. The parties agree that discussion on a stock transfer acquisition will commence 60 days after initiation of the first joint project. The commencement of talks is at AFAI's discretion. The failure to reach an acquisition agreement will not be seen as voiding any aspect of this agreement.

10.          Costs.  Each party shall be responsible for the costs associated with concluding an agreement, including but not limited to legal fees, travel costs and other related expenses.

11.          Final Agreement.  A final agreement between the parties will be negotiated and completed by July 31, 2011.

12.          Jurisdiction.  This agreement shall be regulated by the laws of Costa Rica.

13.          Translation.  The English and Spanish versions of all agreements between the parties will be deemed to be equal. Any discrepancies between the two will yield to the language in which the original was constructed.

This Agreement has been duly and validly executed by the parties hereto and shall be binding upon and inure to the benefit of the parties.

This Agreement represents the entire Memorandum of Understanding between the parties, and all prior discussions and negotiations are merged in it. This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

The foregoing correctly sets forth the understanding and agreement between the parties. Alternative Fuels America

ALTERNATIVE FUELS AMERICA, INC.

By:	/s/ Craig Frank
Name: Craig Frank
Title: CEO

Bioenergy Solutions of Central America/Isaac Baldizon

By:	/s/ Isaac Baldizon
Name: Isaac Baldizon
Title: CEO